ARTICLES SUPPLEMENTARY

                                                        TO

                                             ARTICLES OF INCORPORATION

                                                        OF

                                          LORD ABBETT RESEARCH FUND, INC.


                  LORD ABBETT RESEARCH FUND, INC. a Maryland corporation having its principal office c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

         FIRST: The Corporation presently has authority to issue 1,000,000,000 shares of capital stock, of the par value $.001 each, previously classified and designated by the Board of Directors as (i) Class A shares (20,000,000) and Class B shares (30,000,000) of the Large-Cap Series and (ii) Class A shares (20,000,000) and Class B shares (30,000,000) of the Small-Cap Series.

         SECOND: Pursuant to the authority of the Board of Directors to classify and reclassify unissued shares of stock of the Corporation and to classify a series into one or more classes of such series, the Board of Directors hereby
(i) classifies 20,000,000 authorized, but unissued shares as Class C shares of the Large-Cap Series and (ii) classifies 20,000,000 authorized, but unissued shares as Class C shares of the Small-Cap Series.

         THIRD: Subject to the power of the Board of Directors to classify and reclassify unissued shares, all shares of the Class C stock of the Large-Cap Series and Small-Cap Series shall be invested in the same investment portfolios as the Class A and Class B stock of their respective series






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and shall have the  preferences,  conversion  or other  rights,  voting  powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in Article V of the Articles of Incorporation of the Corporation (hereafter called the "Articles") and shall be subject to all other provisions of the Articles relating to stock of the Corporation generally.

         FOURTH: The Class C shares aforesaid have been duly classified by the Board of Directors under the authority contained in the Articles.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Assistant Secretary on March 31, 1997.

                                            LORD ABBETT RESEARCH FUND, INC.

                                            By         /s/ Kenneth B. Cutler
                                                        Vice President

ATTEST:

/s/ Paul A. Hilstad
Assistant Secretary













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                  THE UNDERSIGNED,  Vice President of LORD ABBETT RESEARCH FUND,
INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.



                                                   /s/ Kenneth B. Cutler
                                                       Vice President








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